Exhibit 23.8
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-117730) of Covanta Holding Corporation of our report dated March 29, 2004 relating to the financial statements of Covanta Ref-Fuel Holdings LLC (formerly Ref-Fuel Holdings LLC and Subsidiaries), for the period from January 1, 2003 to December 12, 2003 and the year ended December 31, 2002, which appears in the Current Report on Form 8-K of Covanta Holding Corporation dated April 7, 2005. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 14, 2006